Exhibit 6.10

STATE OF OHIO
DEPARTMENT OF COMMERCE
DIVISION OF SECURITIES
COLUMBUS, OHIO 43215-6131

Order No. 23-027

IN THE MATTER OF: REALPHA ASSET MANAGEMENT, INC., N/K/A REALPHA TECH CORP.

CEASE AND DESIST ORDER WITH CONSENT AGREEMENT

DIVISION ORDER

WHEREAS, the Ohio Division of Securities (hereinafter “the Division”) is charged with the responsibility of protecting investors and finds that this Order is in the best interest of the public and necessary for the protection of investors, and is consistent with the purposes of the Ohio Securities Act, Chapter 1707 of the Ohio Revised Code (hereinafter “R.C.”);

WHEREAS, the Division has conducted an investigation into the activities of reAlpha Asset Management, Inc. (n/k/a reAlpha Tech Corp.) (“Respondent”), operating from a business address of 6515 Longshore Loop, Dublin, Ohio 43017;

WHEREAS, the Division and Respondent have negotiated a settlement in this matter and Respondent has voluntarily entered into a Consent Agreement with the Division, attached hereto as Exhibit A and incorporated herein (“Consent Agreement”);

WHEREAS, Respondent has agreed to waive its rights to the issuance, lawful service, and receipt of a Notice of Opportunity for Hearing in this matter, stipulates to the jurisdiction of the Division, and waives its right to an adjudicative hearing pursuant to Ohio Revised Code Chapter 119, as well as any other appealable rights found therein; and

WHEREAS, as a result of said investigation and the signed Consent Agreement, attached hereto and incorporated herein, the Division finds as follows:

RELEVANT ENTITIES

(1)	Respondent reAlpha Asset Management, Inc. (now “reAlpha Tech Corp.” following the acquisition of its parent company reAlpha Tech Corp. in 2023) (“reAlpha”), is a Delaware corporation, incorporated on April 22, 2021, with its principal place of business located at 6515 Longshore Loop, Suite 100, Dublin, Ohio 43017 as noted in filings with the Delaware Secretary of State and Ohio Secretary of State;

(2)	Giri Devanur (“Devanur”) is the founder, and since its incorporation has served as chief executive officer, of reAlpha;

(3)	reAlpha also operates under the trade name “reAlpha Homes” as noted in a registration filing with the Ohio Secretary of State, dated August 26, 2022;

FILINGS RELATED TO THE OFFERING

(4)	On May 7, 2021, reAlpha filed with the United States Securities and Exchange Commission (“SEC”) a Form 1-A, Regulation A Offering Statement Under the Securities Act of 1933 (the “Regulation A Offering”), seeking exemption from registration requirements of a public offering;

(5)	Under the Regulation A Offering, reAlpha proposed to sell up to 7,500,000 shares of its common stock at a price of $10 per share, for a total raise of $75 million;

(6)	Between June 9, 2021, and September 13, 2021, reAlpha engaged in correspondence with the SEC regarding the Regulation A Offering and filed amendments to its Form 1-A;

(7)	On September 21, 2021, the SEC issued a Notice of Qualification to reAlpha;

(8)	On September 29, 2021, reAlpha filed an offering circular with the SEC containing additional information to what was contained in the September 13, 2021, offering circular that the SEC relied upon to qualify the Regulation A Offering, and on October 22, 2021, and November 12, 2021, reAlpha filed additional amended offering circulars;

MASSACHUSETTS CONSENT ORDER

(9)	On April 15, 2022, reAlpha, by and through its Chief Financial Officer, Mike Logozzo, entered into a Consent Order, Docket No. E-2021-0104, with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Consent Order”) to settle allegations that reAlpha had engaged in conduct or activity that violated certain provisions of the Massachusetts Uniform Securities Act in conducting its Regulation A Offering of securities;

(10)	reAlpha neither admitted nor denied the facts or allegations set forth in the Massachusetts Consent Order but agreed to, inter alia, (1) a permanent bar from offering or selling securities in the Commonwealth of Massachusetts, (2) offer rescission to Massachusetts investors and refund their investments, and (3) pay an administrative fine of $375,000. The Massachusetts Consent Order further provided that “[except] in an action by the [Enforcement Section of the Securities Division of the Secretary of the Commonwealth of Massachusetts] that any acts performed or documents executed in settlement of this matter: (A) may not be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability, or lack of any wrongdoing or liability; and (B) may not be deemed or used as an admission of, or evidence of, any such alleged fault or omission of reAlpha in any civil, criminal, arbitral, or administrative proceeding in any court, administrative agency, or tribunal.”

MATERIAL MISREPRESENTATIONS AND OMISSIONS
RELATED TO THE REGULATION A OFFERING

(11)	The Massachusetts Consent Order’s Statement of Facts stated that on October 26, 2010, the Cubbon Park Police Station, located in Bengaluru, India, filed a First Information Report in the Chief Metropolitan Magistrate Court of Bengaluru (“CMM Bengaluru”) based on allegations from a complainant that he was defrauded by Devanur along with six alleged accomplices in connection with a real estate investment;

(12)	A First Information Report as described within Sections 154-157 of the Code of Criminal Procedure (India, 1973) refers to a written report that police must produce and file with a local court upon receiving a report of one or more specific criminal offenses;

(13)	The Massachusetts Consent Order stated that on September 8, 2014, a final investigation report was issued by the Cubbon Park Police Station recommending that no charges be filed against Devanur or the alleged accomplices;

(14)	The Massachusetts Consent Order stated that on April 20, 2018, based on testimony from the complainant and evidence gathered by the Cubbon Park Police Station, a magistrate of CMM Bengaluru concluded that there were sufficient grounds to initiate a criminal proceeding against Devanur and his alleged accomplices for potential violations of Sections 420, 468, and 471 of the Indian Penal Code;

(15)	The Massachusetts Consent Order stated that on September 24, 2019, the High Court of Karnataka granted a stay in the CMM Bengaluru criminal proceeding;

(16)	The hearing scheduled for November 19, 2022, before a magistrate of CMM Bengaluru was stayed pursuant to the order of the High Court;

(17)	The offering circulars filed by reAlpha on September 29, 2021, and October 22, 2021, state:

“None of our Company [sic], or any director or executive officer of our Company or our parent company is presently subject to any material legal proceedings.”

(18)	reAlpha amended its offering circular on November 12, 2021, to disclose the existence of the legal proceedings in CMM Bengaluru:

“Mr. Devanur was previously the CEO of a company named Gandhi City Research Park, Pvt. Ltd (“Gandhi City Research Park”), which was financially impacted and liquidated as a result of the Lehman Brothers collapse. In 2010, an investor in Gandhi City Research Park filed a complaint against Mr. Devanur and six others with the Cubbon Park Police in Bengaluru, India claiming he was defrauded by them in connection with his investment. The investor’s claims were investigated, and the Cubbon Park Police concluded in 2014 that no case had been made out by the investor. In 2015, the investor protested this conclusion, resulting in a summons for a criminal proceeding being issued to Mr. Devanur and six others in 2018.”

(19)	Prior to November 12, 2021, in its direct communications with potential investors, reAlpha did not disclose that Devanur was a criminal defendant in a proceeding involving allegations of cheating, dishonesty, and forgery in connection with a real estate investment;

(20)	On August 3, 2023, the Lower Court issued an order upholding the Cubbon Park Police decision and the India case was closed and dismissed by final order. The Lower Court held that the Cubbon Park Police “found that the company suffered loss due to various circumstances that could not attributed [sic] to the accused and thus, filed [their report] before this Court. . . . Besides that the complainant has not produced any iota of material before the [Cubbon Park Police] to show [Mr. Devanur] has forged and fabricated [the information at issue] the [Cubbon Park Police] properly investigated the matter and found that, no criminal case is made out against the accused persons [including Mr. Devanur]. . . Accordingly, [the Cubbon Park Police report] deserves to be accepted and [the] petition filed by the complainant deserves to be rejected . . . [the] case is closed”;

MISLEADING PUBLICATION OF STOCK IMAGES AND INFORMATION
REGARDING OWNERSHIP OF PROPERTY

(21)	The Massachusetts Consent Order’s Statement of Facts stated that reAlpha’s website displayed fictitious addresses associated with stock images of properties that neither it nor its affiliates ever owned, including:

i.	A woodland property purportedly located at Mountain View Drive, Colorado Springs, Colorado 80911, with a purchase date of February 5, 2018;

ii.	A property purportedly located at 252 Bloomingdale Street, Princeton, New Jersey 08542, with a purchase date of February 5, 2018;

iii.	A beachfront property purportedly located at 1679 Highland Boulevard, Manhattan Beach, California 90210, with a purchase date of February 5, 2018;

iv.	A property purportedly located at 3113 Fair Oaks Drive, Hilton Head, South Carolina 29928, with a purchase date of February 5, 2018;

v.	A luxurious property with a pool and outdoor living space purportedly located at 888 42nd Avenue, Miami, Florida 33145, with a purchase date of May 8, 2020;

(22)	The Massachusetts Consent Order stated that reAlpha’s app page on the Apple App Store listed a property located at 2121 Spikes Street, Grand Prairie, Texas 75051 that neither it nor its affiliates ever owned;

(23)	It does not appear that Devanur directed or was otherwise involved in the uploading of fictitious material to reAlpha’s website or mobile application;

(24)	reAlpha has removed the fictitious material noted in the Massachusetts Consent Order from its website and mobile application and has asserted to the Division that it has instituted corrective procedures regarding material posted by staff in the future;

FAILURE TO DISCLOSE A “CONFLICT OF INTEREST THAT MAY HAVE ARISEN”
IN CONNECTION WITH REAL ESTATE ACQUISTIONS

(25)	The Massachusetts Consent Order’s Statement of Facts stated that reAlpha failed to disclose a “conflict of interest that may have arisen” from one of its executive officer’s business interest in reAlpha’s acquisition of portfolio properties;

(26)	Monaz Karkaria (“Karkaria”) served as reAlpha’s and reAlpha Tech’s Chief Operating Officer starting on or around the date of the companies’ incorporations until Karkaria’s resignation in January 2022;

(27)	While serving as Chief Operating Officer for the reAlpha companies, Karkaria was a licensed sales agent of URE Dallas LLC (d/b/a “United Real Estate Dallas”) (“URE Dallas”) under Texas Real Estate Commission license number 687088 since July 17, 2020;

(28)	URE Dallas received sales compensation as a seller-side agent in real estate transactions involving three of the properties listed in reAlpha’s offering circulars;

(29)	Karkaria resigned her positions with reAlpha and reAlpha Tech in January 2022, at which time she joined reAlpha’s Board of Directors;

(30)	reAlpha did not disclose the “conflict of interest that may have arisen” from Karkaria’s URE Dallas employment until April 15, 2022, when it disclosed the Massachusetts Consent Order to the SEC via its Form 1-U, Current Report;

POTENTIALLY MISLEADING ADVERTISING

(31)	On or about October 20, 2021, reAlpha included in its plan for the next five years on its website, www.invest.realpha.com, annual revenue from $11 Million and from $146 million in assets under management (AUM);

(32)	reAlpha filed financial statements with the SEC on January 28, 2022, reporting for the six months ended October 31, 2021. reAlpha’s financial statements reflected revenue of $73,771 and total assets of $4,615,097;

(33)	reAlpha has removed this material from its website and has asserted to the Division that it has instituted corrective procedures regarding the financial information that is displayed on its website and in advertising or other communications to investors in the future;

SALE OF UNREGISTERED SECURITIES

(34)	R.C.1707.092(C) provides that:

(1) For offerings involving covered securities, as defined in section 18 of the “Securities Act of 1933,” 15 U.S.C. 77r, that are not subject to section 1707.02, 1707.03, 1707.04, 1707.06, 1707.08, 1707.09, or 1707.091 of the Revised Code, or division (A) of this section, a notice filing shall be submitted to the division together with a consent to service of process pursuant to section 1707.11 of the Revised Code and a filing fee as provided in division (A)(2) of this section.

(2) The notice filing described in division (C)(1) of this section shall consist of any document filed with the securities and exchange commission pursuant to the Securities Act of 1933, together with annual or periodic reports of the value of the securities sold or offered to be sold to persons located in this state.

(35)	R.C.1707.092(A)(2) provides that:

Appropriate filing fees consisting of both of the following:

(a) A flat fee of one hundred dollars;

(b) A fee calculated at one-tenth of one per cent of the aggregate price at which the securities are to be sold to the public in this state, which calculated fee, however, shall in no case be less than one hundred or more than one thousand dollars.

(36)	The Regulation A Offering sold by Respondents constitutes a security as defined in R.C. 1707.01(B), which security was qualified by the SEC for public sale on September 21, 2021;

(37)	reAlpha did not file a notice filing with the Division or pay any notice filing fees to the Division to allow sales of its Regulation A Offering to Ohio investors until January 21, 2022;

(38)	From September 21, 2021, through January 20, 2022, reAlpha sold 358,688 shares of its common stock to approximately 1,152 investors around the world for a total of $3,586,880, of which $955,530 was sold to approximately 67 Ohioans;

(39)	Although funds were provided to reAlpha as early as September 21, 2021, reAlpha did not issue shares to investors until August 21, 2022, and some investors requested, and received, a return of their invested funds prior to that date;

(40)	E.C. is an elderly resident of Delaware County, Ohio, and is a managing member of Ashland Highland Investment Co., Ltd, (“Ashland”), an Ohio limited liability company organized on or about October 5, 1995;

(41)	E.C. and Ashland qualified as “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated by the SEC;

(42)	On October 1, 2021, E.C., through Ashland, purchased 10,000 shares of reAlpha’s common stock at $10 per share for a total of $100,000;

(43)	At the time Ashland invested, the requisite notice filing and fees had not been filed with the Division to allow sales of reAlpha’s Regulation A offering to Ohio investors;

(44)	At the time Ashland invested, neither reAlpha nor its agents disclosed that Devanur was a named party in a pending proceeding in India involving allegations of securities fraud;

(45)	At the time Ashland invested, neither reAlpha nor its agents disclosed that reAlpha had not made any filings with the Division for registration of the Regulation A Offering for sale in or from Ohio;

(46)	E.C. has informed the Division that he would not have invested in reAlpha’s Regulation A Offering if he had been made aware of the criminal proceeding and reAlpha’s failure to comply with the registration and exemption filing requirements of the Division;

VIOLATION

(47)	R.C. 1707.44(C)(1) provides that:

No person shall knowingly sell, cause to be sold, offer for sale, or cause to be offered for sale, any security which comes under any of the following descriptions:

(1) Is not exempt under section 1707.02 of the Revised Code, nor the subject matter of one of the transactions exempted in section 1707.03, 1707.04, or 1707.34 of the Revised Code, has not been registered by coordination or qualification, and is not the subject matter of a transaction that has been registered by description; and

(48)	reAlpha violated R.C.1707.44(C)(1) by selling or causing to be sold securities that were not properly registered with the Division and that were not exempt from registration.

WHEREAS, based on the foregoing, the Division finds that Respondent reAlpha Asset Management, Inc., n/k/a reAlpha Tech Corp. violated R.C. 1707.44(C)(1); and

WHEREAS, nothing in this Order or the attached Consent Agreement shall impede, prohibit, interfere with, or infringe upon the lawful rights, if any, including but not limited to private rights of action, if any, possessed by individual investors in reAlpha;

THEREFORE, IT IS ORDERED THAT, pursuant to Revised Code Chapter 1707.23, reAlpha Asset Management, Inc., n/k/a reAlpha Tech Corp. will CEASE AND DESIST from the acts and practices as described above which constitute a violation of Chapter 1707 of the Ohio Revised Code.

TIME AND METHOD TO PERFECT AN APPEAL

Any party desiring to appeal shall file a Notice of Appeal with the Ohio Division of Securities, 77 South High Street, 22nd Floor, Columbus, Ohio 43215, setting forth the order appealed from and stating that the agency’s order is not supported by reliable, probative, and substantial evidence and is not in accordance with law. The notice of appeal may, but need not, set forth the specific grounds of the party’s appeal beyond the statement that the agency’s order is not supported by reliable, probative, and substantial evidence and is not in accordance with law. The Notice of Appeal shall also be filed by the appellant with the court of common pleas of the county in which the place of business of the licensee is located or the county in which the licensee is a resident. If any party appealing from the order is not a resident of and has no place of business in this state, the party may appeal to the Court of Common Pleas of Franklin County. Such notices of appeal shall be filed within fifteen (15) days after the mailing of the notice of the Ohio Division of Securities’ Order as provided in Section 119.12 of the Ohio Revised Code.

TM/sb

WITNESS MY HAND AND THE OFFICIAL SEAL OF THIS DIVISION at
Columbus, Ohio this ____ day of August, 2023.

Andrea L. Seidt, Commissioner of Securities

EXHIBIT A

STATE OF OHIO
DEPARTMENT OF COMMERCE
DIVISION OF SECURITIES
COLUMBUS, OHIO 43215-6131

IN THE MATTER OF: REALPHA ASSET MANAGEMENT, INC. N/K/A REALPHA TECH CORP.

CONSENT AGREEMENT

Based upon discussions between representatives of the Ohio Division of Securities (the “Division”) and reAlpha Asset Management, Inc., n/k/a reAlpha Tech Corp. (“Respondent”), the Division and Respondent stipulate and agree to the following:

(1)	Respondent waives the issuance, lawful service and receipt of a Notice of Opportunity for Hearing in this matter, and stipulates to the jurisdiction of the Division.

(2)	Respondent, with full knowledge of its rights and with the advice of counsel, voluntarily waives the right to an adjudicative hearing pursuant to Ohio Revised Code Chapter 119, upon the issuance and lawful service of a Notice of Opportunity for Hearing.

(3)	Respondent consents, stipulates, admits, and agrees to the findings, conclusions and order set forth in the attached order.

(4)	Respondent consents, stipulates, admits, and agrees that neither the attached Order nor this Consent Agreement impedes, prohibits, interferes with, or infringes upon the lawful rights, if any, including but not limited to private rights of action, if any, possessed by individual investors in reAlpha.

(5)	After being fully and adequately apprised of its right to appeal as set forth in Section 119.12 of the Ohio Revised Code, Respondent knowingly and voluntarily waives its rights.

(6)	The undersigned have read this Consent Agreement, understand all of its terms, and have agreed to execute this Consent Agreement voluntarily.

SO AGREED:

BY: _____________________________	BY: _____________________________
reAlpha Asset Management, Inc.	Andrea L. Seidt
n/k/a reAlpha Tech Corp.	Commissioner of Securities
By: Giri Devanur, Chief Executive Officer	Ohio Division of Securities
6515 Longshore Loop	77 S. High St., 22nd Floor
Dublin, OH 43017	Columbus, OH 43215
Respondent

Dated: _________________	Dated: _________________

BY: _____________________________
Frances Floriano Goins, Esq.
Ulmer & Berne LLP
1660 West 2nd Street, Suite 100
Cleveland, OH 44113
Counsel for Respondent

Dated: _________________

BY: _____________________________
Molly Z. Brown, Esq.
Brouse McDowell LPA
600 Superior Avenue East, Suite 1600
Cleveland, OH 44114
Counsel for Respondent

Dated: _________________